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This document ia a copy of the Schedule 13G/A filed on February 14, 1997 pursuant to a rule 201 temporary hardship exemption.



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                               Owosso Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                  691217 10 3
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                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement | |. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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-------------------------------                    -----------------------------
CUSIP NO.    691217 10 3                13G                 Page 2 of 5 Pages
          ---------------
-------------------------------                    -----------------------------

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   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John R. Reese
           [###-##-####]

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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


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   3       SEC USE ONLY


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   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    2,095,401
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       -0-
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    2,095,401

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    -0-


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,095,401
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           36.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 Pages
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                                                                   Page 3 of 5

Item 1(a)    Name of Issuer:

             Owosso Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:

             The Triad Building
             2200 Renaissance Boulevard
             Suite 150
             King of Prussia, PA  19406

Item 2(a)    Name of Person Filing:

             John R. Reese.

Item 2(b)    Address of Principal Business Office:

             Lazard Freres
             30 Rockefeller Plaza
             58th Floor
             New York, NY  10020

Item 2(c)    Citizenship:

             United States of America

Item 2(d)    Title of Class of Securities:

             Common Stock, par value $.01 per share ("Common Stock")

Item 2(e)    CUSIP Number:

             691217 10 3

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable
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                                                                   Page 4 of 5

Item 4       Ownership.

             (a) Amount Beneficially Owned:                          2,095,401
             (b) Percent of Class:                                          36%

             (c) Number of shares of Common Stock as to which such person has:

                   (i)   sole power to vote or to                    2,095,401
                         direct the vote

                  (ii)   shared power to vote or                             0
                         to direct the vote

                 (iii)   sole power to dispose or to                 2,095,401
                         direct the disposition of

                  (iv)   shared power to dispose or                          0
                         to direct the disposition of

Item 5       Ownership of Five Percent or Less of a Class.

             Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable

Item 8       Identification and Classification of Members of the Group.

             Not Applicable

Item 9       Notice of Dissolution of Group.

             Not Applicable

Item 10      Certification.

             Not Applicable
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                                                                   Page 5 of 5



             After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:    February 10, 1997



       /s/ John R. Reese
-------------------------------
         John R. Reese